Exhibit 28(d)(xxiv)(B)

AMENDED AND RESTATED SCHEDULE A
DATED JULY 10, 2015
TO THE
SUB-ADVISORY AGREEMENT DATED DECEMBER 19, 2014
AMONG
WHV INVESTMENTS, INC. (FORMERLY, WHV INVESTMENT MANAGEMENT, INC.),
EAM GLOBAL INVESTORS, LLC
AND
FUNDVANTAGE TRUST

Sub-Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund Account’s Average Daily Net Assets
WHV/EAM International Small Cap Equity Fund	0.7659% (76.59 basis points)

WHV/EAM Emerging Markets Small Cap Equity Fund	0.8667% (86.67 basis points)

This Amended and Restated Schedule A to the Sub-Advisory Agreement is hereby executed as of the date first set forth above.

WHV INVESTMENTS, INC.

By:	/s/ Kenneth E. Piper
Name:	Kenneth E. Piper
Title:	COO

EAM GLOBAL INVESTORS, LLC

By:	/s/ Derek Gaertner
Name:	Derek Gaertner
Title:	COO

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President